Exhibit 99.1

Radian Group Inc.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	News Release

Contact:
Emily Riley – phone: 215 231.1035
email: emily.riley@radian.biz

Radian Announces Completion of $450 Million

Convertible Notes Issuance

PHILADELPHIA, November 15, 2010 — Radian Group Inc. (NYSE: RDN) announced today that it has completed an underwritten public offering of $450 million principal amount of Convertible Senior Notes due 2017. Morgan Stanley & Co. Incorporated acted as sole book-running manager for the offering, with Dowling & Partners Securities, LLC; Keefe, Bruyette & Woods, Inc.; Macquarie Capital (USA) Inc. and Northland Capital Markets acting as co-managers.

The notes are the Company’s unsecured senior obligations. The notes will pay interest semi-annually on May 15 and November 15 at a rate of 3.00% per year, and will mature on November 15, 2017.

Prior to August 15, 2017, the notes will be convertible only upon specified events and during specified periods and, thereafter, at any time. The notes will initially be convertible at a conversion rate of 85.5688 shares of the Company’s common stock per $1,000 principal amount of notes, corresponding to an initial conversion price of approximately $11.69, or 32.5% above the last reported sale price of $8.82 per share of the Company’s common stock on the New York Stock Exchange on November 8, 2010. The conversion rate will be subject to adjustment upon certain events, but will not be adjusted for accrued and unpaid interest. Upon conversion, the Company will pay cash up to the principal amount of converted notes and intends to settle the remainder of its conversion obligation, if any, in shares, but may settle the remainder in cash or a combination of cash and shares, at the Company’s option.

In connection with the notes issuance, the Company entered into capped call transactions with an affiliate of one of the underwriters in the offering (the “counterparty”). The capped call transactions are intended to offset the potential dilution to the Company’s common stock and/or any potential cash payments in excess of the principal amount of converted notes upon conversion of the notes, up

Radian Group Inc.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

to a stock price of approximately $14.11 per share, which is the initial cap on the counterparty’s share delivery obligation under the call option. If the market value of the Company’s common stock exceeds the cap as specified in the capped call transactions, the settlement amount the Company receives under such transactions will be capped, and the anti-dilutive and/or offsetting effect of the capped call transactions will be limited.

The Company intends to use the net proceeds from the notes issuance to fund working capital requirements and for general corporate purposes, which may include repayment or repurchase of its outstanding debt, including the Company’s 7.75% senior notes and the Company’s 5.625% senior notes either before or at their respective scheduled maturity dates on June 1, 2011 and February 15, 2013, and additional capital support for its mortgage insurance business. In addition, the Company used a portion of the net proceeds of the notes issuance to fund the cost to it of the capped call transactions.

The notes were issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission and was declared effective on July 29, 2009. The offering was made by means of a prospectus and related prospectus supplement. Copies of the prospectus and related prospectus supplement for the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department,

1-866-718-1649.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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